Exhibit 99.1
Newmont Signs Agreement with Indonesia’s Central Government for Sale of Final Divestiture Stake
DENVER, May 10, 2011 — Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) announced that a definitive agreement was signed on Friday, May 6, 2011 between its subsidiary and an agency of the Indonesian Government’s Ministry of Finance for the sale and purchase of the final 7% divestiture stake in PT Newmont Nusa Tenggara (“PTNNT”), as required under the terms of PTNNT’s Contract of Work with the Indonesian Government. PTNNT operates the Batu Hijau copper and gold mine in Indonesia.
Nusa Tenggara Partnership B.V. (“NTPBV”), which holds Newmont’s shares in PTNNT together with shares held by a subsidiary of Sumitomo Corporation of Japan, entered into the agreement with Pusat Investasi Pemerintah (“PIP”). The Government of Indonesia designated PIP as the buyer for the final 7% interest by exercising a right of first refusal set out in the Contract of Work. Upon closing of the transaction, expected later this month, NTPBV’s interest in PTNNT will be reduced to 49%, as required under the Contract of Work. The price agreed for the 7% stake is approximately $246.8 million.
Newmont’s economic interest in PTNNT following the closing of the transaction will be 44.56%, which includes direct ownership of 27.56% and a 17% effective economic interest through financing arrangements with existing shareholders. Newmont expects to continue to consolidate PTNNT in its consolidated financial statements after the sale is completed.
“With the signing of this transaction, we have successfully fulfilled our divestiture obligations,” said Richard O’Brien, Newmont’s President and Chief Executive Officer. “We are pleased to welcome PIP as a shareholder in PTNNT as this will result in all levels of the Indonesian government — regional, provincial and central — participating in the ownership of PTNNT and, combined with our existing shareholders, will create a mutually beneficial partnership as we evaluate exploration and expansion opportunities for our Indonesian assets.”
The divestiture process for PTNNT commenced in 2006, leading to acquisition of the first 24% stake by PT Multi Daerah Bersaing (“MDB”), a consortium of two regional governments, the provincial government, and PT Bumi Resource Minerals. Upon closing of the transaction with PIP, ownership in PTNNT will be 49% held by NTPBV, 24% held by MDB, 17.8% held by PT Pukuafu Indah, 7% held by PIP, and 2.2% held by PT Indonesia Masbaga Investama.
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Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com
Karli Anderson	303.837.6049	karli.anderson@newmont.com
Monica Brisnehan	303.837.5836	monica.brisnehan@newmont.com

Cautionary Statement
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation, statements regarding future share transfers, events resulting from changes in ownership of PTNNT, future accounting treatment and control of mining decisions involving Batu Hijau or Newmont’s interest in PTNNT, and estimates of future exploration and growth opportunities and future gold and copper production. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) contractual or political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2010 Annual Report on Form 10-K, filed on February 24, 2011, with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.